UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 4, 2015

DIRECT LED, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-182737 (Commission File Number)	45-5290376 (IRS Employer Identification No.)
10 Andrew Lane, Kinnelon, NJ (Address of principal executive offices)	07405 (Zip Code)

Registrant’s telephone number, including area code (973)390-0072

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 - Unregistered Sale of Equity Securities.

On November 4, 2015, a majority of the voting securities of Direct LED, Inc. (the “Company”) approved by written consent that the Corporation enter into a Series A Preferred Stock Purchase Agreement with Paramount Landscape and Nurseries, Inc.  (the “Agreement”)  The Agreement specifies that Paramount Landscape and Nurseries, Inc. Shall pay $10,000 in exchange for 100,000 shares of Series A Super Voting Preferred Stock.  (See discussion in Item 3.03 below for information pertaining to the Class A-Super Voting Preferred Stock)

Item 3.03 - Material Modification to Rights of Security Holders.

On November 4, 2015, a majority of the voting securities of the Company approved by written consent an amendment to the Company’s articles of incorporation to create a new class of stock designated Series A Super Voting Preferred Stock consisting of one-hundred-thousand(100,000) shares at par value of $0.001 per share.  The following rights, preferences, privileges and restrictions were established for the Series A Preferred Stock:

●	Stated Capital. The amount to be represented in stated capital at all times for each share of Series A Preferred Stock shall be its par value of $0.001 per share (“Stated Capital”);

●
Voting.  Except as otherwise required by law, holders of shares of Series A Preferred Stock shall vote together with the common stock as a single class.  The holders of Series A Preferred Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the common stock.  The holders of shares of Series A Preferred Stock shall be entitled to Ten-Thousand(10,000) votes per share of Series A Preferred Stock;

●
Dividends.  The holders of Series A Preferred Stock shall be entitled to receive, out of any assets legally available therefor, cumulative dividends at the rate of eight percent(8%) per annum, based on the Stated Capital, accrued daily and payable on the Redemption Date, as defined below in preference and priority to any payment of any dividend on the common stock.  Such dividend shall accrue on any given share from the day of original issuance of such share and shall accrue day to day whether or not earned or declared.  Any dividend payable on a dividend payment date shall be paid in cash and in United Stated dollars.  Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law;

●
Mandatory Redemption.  The Series A Preferred Stock shall be redeemed by the Corporation for one-hundred-percent(100%) of the original purchase price plus the amount of cash dividends accrued on the earlier of:  six(6) months from the date of issuance; or the date that the Corporation receives its funding from any outside source in conjunction with a merger, reverse merger or any change of control or by mutual agreement (the "Redemption Date");

●
Liquidation Preference.  In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of assets of the Corporation to the holders of the common stock, the amount of $0.035 per share plus any accrued but unpaid dividends.

Item 5.01 - Change in Control of Registrant.

As a result of the Agreement described in Item 3.02, Paramount Landscape and Nurseries, Inc. (“Paramount”) has become the Company’s controlling shareholder.  Paramount owns 100,000 shares of the Company’s Preferred Stock, which votes, together with our common stock at a ratio of 10,000 to 1.

Item 5.02(c) - Appointment of Certain Officers

On November 5, 2015, the Board of Directors of the Company (the "Board") elected Christopher H. Giordano, a Director of the Company, as the Company's President.

Mr. Giordano will not be receiving any compensation at this time for serving as President of the Company.  There are no arrangements or understandings between Mr. Giordano and any other person pursuant to which he was selected as an officer.  Mr. Giordano is the brother of Michael A. Giordano, a director of the Company, and there are no transactions in which Mr. Giordano has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.02(d) - Election of Directors

On November 4, 2015, a majority of the voting securities of the Company approved by written consent the election of the following persons to be directors:  Christopher H. Giordano, Michael A. Giordano and Robert Leng.  The number of directors of the Company was amended to three(3).  None of the directors of the Company will receive any compensation at this time for serving as a director of the Company.  None of the directors will serve on any committees as none exist at this time.  In addition, none of the directors have any family relationships with any other director or officer of the Company except for Christopher H. Giordano and Michael A. Giordano who are brothers.  Finally, there are no transactions in which the directors have an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2015	DIRECT LED, INC. (Registrant) By: /s/ Christopher Giordano Christopher Giordano President & Director